EXHIBIT 99.1

Li3 Energy Geophysical Study Identifies Potential Mineral Rich Brine Aquifers

on its Pocitos Salar Property, Salta, Argentina

LIMA, PERU -- (Marketwire – June 23, 2010) -- Li3 Energy, Inc. (OTCBB: LIEG) ("Li3 Energy" or the “Company”) is pleased to announce the successful completion of  a geophysical orientation profile on its Pocitos Property.  The survey identified three unique geophysical target areas, with potential to host mineral rich (lithium, potassium magnesium etc) brine aquifers.

Five geophysical data recording stations were established at 2 kilometer intervals along a 10 kilometer long orientation line (line 74-84).  Geophysical data show that the Salar is up to 550 meters deep and that three distinct areas were outlined by electrical properties that measure the ability of each area to act as an aquifer.  Generally, stronger electrical responses indicate a higher probability that the area contains mineral rich brines.

Three target areas (“Target Areas 1, 2 and 3”) have been identified and prioritized as follows:

Geophysical Cross Section Looking Northerly
(24° 31’ S between 66°58’ W and 67°00’ W)

Target Area 1 reflects an isolated target 250 meters below the surface of the salar at station 74 (see graphic). The target horizon is up to 200 meters thick and has been traced along the section for approximately 2 kilometers.  The geophysical response (resistivity averages 0.2 ohm meters) indicates that this unit has a high probability of containing mineral rich brine aquifers. NOTE: The lower the resistivity of the target unit the higher the probability that the target unit contains mineral rich brine aquifers.

Target Area 2 occupies the eastern portion of the salar and extends from just below the surface to a depth of 450 meters.  This target was identified at adjacent data recording stations P84 and P79. The preliminary interpretation indicates, this Target Area lies atop the basement rocks to the east and overlies Target Area 3 to the west.  The area of influence along the section line is approximately 4 kilometers.   The geophysical response (resistivity ranges from 0.4 to 0.6 ohm meters) is very significant and suggests this unit contains multiple thin mineral rich aquifers distributed through the unit. Notwithstanding the very encouraging diagnostic result there is insufficient data at this time to estimate a brine resource.

Target Area 3 is a large and underlies the western and central portions of the survey line. The Target Area was identified at adjacent recording station P79 and P74. Preliminary interpretation of the data indicates that the anomaly lies under the western portion of Target 2 and surrounds Target 1 at depth on three sides. This target unit is up to 500 meters thick and has been measured for almost 4kms.  This unit exhibits a geophysical response ranging from 0.65 to 0.75 ohm meters and is thought to be a relatively homogenous unit with numerous thin mineral rich aquifers through the entire sequence.  This might explain the broad regional response for this target.  As with Target Area 2, insufficient data does not permit a resource estimation to be made at this time.

Based on these encouraging results two additional geophysical profiles will be established and surveyed.  Parallel survey lines will be located 2 kilometers North and South of Brine Geochemical survey line 74-84. On completion of this additional work the 2 kilometer grid will provide the basis for drilling and a resource estimate covering approximately 60 square km.

“The results of this geophysical orientation test are very exciting because they suggest that this method will be a valuable exploration tool for identifying mineral rich brine aquifers,” reports  Mr. Luis  Saenz, CEO of Li3.

The Pocitos Property, covering approximately 21,357 acres occupies the central portion of the Pocitos Salar.  The geophysical test was conducted along geochemical brine sampling line 74-84 which trends westerly across the central portion of the Property, from a point designated as P-1 established on Highway 17, which trends northerly along the eastern side of the Pocitos Salar.

Mr. David G. Wahl, P.Eng., P.Geo. is the internal Qualified Person for this project as defined by National Instrument 43-101 and is responsible for the contents of this press release.

Geophysical Instrumentation used during the Orientation Survey:

The orientation survey was carried out by the professionals of the Applied Geophysics Group (“GEOFI”), Institute of Petroleum and Natural Reservoirs of Directorate of Technical Studies and Research, Faculty of Engineering, National University, De Cuyo Cuyo, Mendoza, Argentina.

The ARREESS Automatic Resistivity system used for the orientation survey is a state of the art resistivity system with up to 10 adjustable IP windows and 2D and 3D Resistivity tomography capabilities using multi –electrode arrays. The transmitting power is up to 300 Watts, Current is up to 2.0 Amp and the Voltage ranges from 10 to 550.  The precision is rated at 0.5%.  Significant features of this powerful system include a self-adapting control system, automatic ranging and calibration, automatic checking of measured value and  easy interruption of the measurements for the first view of measured structures. Further information on ARREESS System can be found at www.gfinstruments.cz.

About Li3 Energy, Inc.

Li3 Energy, Inc. is an early stage, U.S. public company currently pursuing a business strategy in the lithium mining and energy sector in the Americas, with an initial focus on identifying and acquiring opportunities in Peru, Argentina and Chile and the United States. Li3 Energy aims to acquire a significant portfolio of lithium brine deposits in the Americas for the purpose of development and production in order to meet growing market demand and to support the clean energy and green energy initiatives being implemented globally.

Contact:

Li3 Energy, Inc.

Luis Saenz, CEO

Av. Pardo y Aliaga 699 Of. 802, San Isidro

Lima 27, Peru

+011-511-212-1880.

www.li3energy.com

Forward-Looking Statements

Statements in this news release that are not of historical fact constitute forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects,” "intends,” "plans,” “proposes,” “hopes,” "may,” "could,” "should,” "anticipates,” "likely,” "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information and assumptions of management. Actual results may differ materially from those suggested by forward-looking statements due to a number of factors, many of which are beyond the control of Li3 Energy, including, but not limited to:  Li3 Energy 's ability to identify appropriate corporate acquisition and/or joint venture opportunities in the lithium mining sector and to consummate any such transactions on favorable terms; Li3 Energy’s ability to establish the necessary technical and managerial infrastructure; Li3 Energy’s ability to raise capital in the amount required and on reasonable terms; future economic conditions; political stability in the various regions in which Li3 Energy operates; and lithium prices. Additional information on risks and other factors that may affect the business and financial results of Li3 Energy can be found in filings of Li3 Energy with the U.S. Securities and Exchange Commission at www.sec.gov, including in Li3 Energy’s Current Report on Form 8-K filed on May 14, 2010, under the caption “Risk Factors.”